UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 30, 2021

Benessere Capital Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-39836	85-3223033
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 SW 37th Avenue, Suite 510

Miami, FL 33135-3250

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (561) 467-5200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A Common Stock, one Right and three-fourths of one Redeemable Warrant	BENEU	The NASDAQ Stock Market LLC

Class A Common Stock, par value $0.0001 per share	BENE	The NASDAQ Stock Market LLC

Rights, exchangeable into one-tenth of one share of Class A common Stock	BENER	The NASDAQ Stock Market LLC

Redeemable Warrants, each whole warrant exercisable for one share Class A Common Stock for $11.50 per share	BENEW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 4, 2021, the board of directors (the “Board”) of Benessere Capital Acquisition Corp. (the “Company”) elected Mr. Joseph A. Porello, J.D., L.L.M and Mr. Rene Gerardo Sagebien as directors and as members of the audit and compensation committees of the Board (the “Audit Committee” and the “Compensation Committee,” respectively).

Mr. Porello and Mr. Sagebien replaced John Simpson and John Fargis. Messrs. Simpson and Fargis resigned as directors and members of the Compensation Committee and Audit Committee effective October 30, 2021. Mr. Simpson resigned to due to other professional commitments and personal reasons, and Mr. Fargis resigned in order to pursue other endeavors. The resignations of Messrs. Simpson and Fargis did not result from any disagreement with the Company concerning any matter relating to the Company’s operations, policies or practices.

Additionally, in connection with the resignation of Mr. Simpson, the Board appointed Eric Swider, an existing Audit Committee member and Compensation Committee member, as chair of the Audit Committee and the Compensation Committee.

In connection with Messrs. Porrello and Sagebien’s appointments, each individual signed a joinder to that certain letter agreement dated as of January 4, 2021, by and among the Company, ARC Global Investments LLC (the “Sponsor”) and the officers and directors of the Company, pursuant to which, among other things, the signatories agreed to waive certain redemption rights and to vote any shares of Company common stock held in favor of an initial business combination.

Since 2002, Mr. Porello has been practicing law in South Florida for over twenty four years, representing the needs of physicians, high net worth individuals and their families, including founding his own law firm, [Joseph A. Porrello, P.A., in 2002. Prior to founding Joseph A. Porrello, P.A., Mr. Porello was a member of the Tax, Trusts & Estates and Corporate Departments of Bilzin Sumberg, LLP, a leading South Florida law firm. Mr. Porrello has extensive experience in designing and implementing sophisticated strategies to preserve personal wealth and business assets from creditors and the effects of income, estate and gift taxes. Mr. Porello received a bachelors of arts from the University of Florida, a juris doctor from the University of Denver and an L.L.M. in taxation from the University of Florida.

Since November 2018, Mr. Sagebien has served as Senior Managing Counsel for Mastercard International Inc. (“Mastercard”), where Mr. Sagebien oversees all legal aspects for a high growth division of Mastercard in Latin America and the Caribbean and manages attorneys in Miami, Sao Paulo, Buenos Aires, Bogota and Mexico City. Prior to this role, in November 2017, Mr. Sagebien founded opened his own law firm, Rene G. Sagebien, P.A. in November 2017, and counseled several U.S.-based start-up companies that were created to trade petroleum, coffee, sugar and other commodities in the U.S., Peru, Argentina and Columbia. From 2002 to 2017, Mr. Sagebien worked in various law firms, including the real estate department at Stearns Weaver Miller Weissler Alhadeff & Sitterson P.A. and held in-house positions, including at Visa Inc. From 1998 to 2002, Mr. Sagebien worked on Wall Street at firms such as HSBC and Deutsche Bank, where he supported commodities and derivatives trading desks for a petroleum company and several international financial institutions as in-house counsel, negotiating and structuring closed global derivatives, commodities and financial transactions valued in the tens of billions of dollars.

There are no family relationships between Mr. Porello or Mr. Sagebien and any director, executive officer, or person nominated or chosen by the Company to become an executive officer of the Company. There are no arrangements between each of Messrs. Porrello and Sagebien and any other person pursuant to which Messrs. Porrello and Sagebien were nominated as a director. Other than as described above, there are no transactions between the Company and Mr. Porello or Mr. Sagebien that are subject to disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENESSERE CAPITAL ACQUISITION CORP.

By:	/s/ Patrick Orlando
	Name:	Patrick Orlando
	Title:	Chief Executive Officer

Dated: November 4, 2021